UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 19, 2016

JPMorgan Chase & Co.

(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, JPMorgan Chase Bank, N.A. signed a term sheet with Deutsche Bank National Trust Company (“DBNTC”) and the Federal Deposit Insurance Corporation (“FDIC”) to resolve (a) pending litigation brought by DBNTC against the FDIC, in its capacity as receiver (the “FDIC-Receiver”) for Washington Mutual Bank (“WMB”) and in its corporate capacity, and JPMorgan Chase Bank, N.A., as defendants, relating to alleged breaches of certain representations and warranties given by certain WMB affiliates in connection with mortgage securitization agreements and (b) JPMorgan Chase Bank, N.A.’s outstanding indemnification claims pursuant to the terms of the Purchase & Assumption Agreement between JPMorgan Chase Bank, N.A. and the FDIC relating to JPMorgan Chase Bank N.A.’s purchase of substantially all of the assets and certain liabilities of Washington Mutual Bank.

On August 19, 2016, the parties executed and delivered definitive agreements resolving the outstanding disputes between JPMorgan Chase Bank, N.A. and the FDIC regarding which WMB liabilities JPMorgan Chase Bank, N.A. did and did not assume in connection with its acquisition of assets, deposits and certain liabilities of WMB from the FDIC-Receiver in September 2008 (the “WMB Transaction”). The agreements also resolve all disputes among DBNTC, the FDIC and JPMorgan Chase Bank, N.A. concerning the mortgage repurchase and other liabilities asserted by DBNTC in its capacity as trustee of 99 residential mortgage-backed securitization trusts issued or sponsored by WMB or its affiliates in an action filed in the U.S. District Court for the District of Columbia and currently on appeal to the U.S. Court of Appeals for the D.C. Circuit. Under the terms of the settlement, JPMorgan Chase Bank, N.A. will also release all of its indemnity and other claims against the WMB receivership estate, including substantially more than $1 billion in claims relating to the WMB Transaction, and be paid $645 million in cash from the WMB receivership estate. The FDIC-Receiver will also provide DBNTC an allowed claim in the receivership estate. The settlement, which remains subject to certain judicial approval procedures, will result in the dismissal of the four WMB-related actions pending in the U.S. District Court for the District of Columbia to which the Firm and the FDIC are parties and in pre-tax income to the Firm in the amount of the cash payment in the future period in which it is recognized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Stacey Friedman
Stacey Friedman General Counsel

Dated:    August 19, 2016

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